Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Analog Devices, Inc. and related Proxy Statement/Prospectus of Analog Devices, Inc. and Linear Technology Corporation and to the incorporation by reference therein of our reports dated August 25, 2016, with respect to the consolidated financial statements and schedule of Linear Technology Corporation, and the effectiveness of internal control over financial reporting of Linear Technology Corporation, included in its Annual Report (Form 10-K) for the year ended July 3, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 2, 2016